Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

B.A.T Capital Corporation

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Debt	4.742% Notes due 2032	Rule 457(r)	$200,000,000	98.655%	$197,310,000	0.0000927	$18,290.64

	Total Offering Amounts					$197,310,000		$18,290.64

	Total Fees Previously Paid							n/a

	Total Fee Offsets							n/a

	Net Fee Due							$18,290.64